                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           HUDSON GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     4) Date Filed:

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           HUDSON GENERAL CORPORATION

     Notice is hereby given that the Annual Meeting of Stockholders of Hudson General Corporation (the "Corporation") will be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 17, 1995 at 9:30 A.M., local time, for the following purposes:

          (1) To elect six directors to serve in accordance with the by-laws until the next Annual Meeting of Stockholders and until their successors are elected and shall duly qualify; and

          (2) To consider and act upon such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 20, 1995 as the record date for the determination of holders of Common Stock entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Vice President and Secretary

Dated: Great Neck, New York
       October 6, 1995

     IT IS HOPED THAT YOU CAN PERSONALLY ATTEND THIS MEETING. IF YOU CANNOT ATTEND, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                           HUDSON GENERAL CORPORATION
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     This Proxy Statement is furnished to stockholders of Hudson General Corporation (the "Corporation") in connection with the solicitation of proxies for the Annual Meeting of Stockholders of the Corporation to be held on November 17, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. A proxy for this meeting is enclosed herewith. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to the stockholders on or about October 6, 1995.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of the Corporation. The costs of this solicitation will be paid by the Corporation. Such costs include preparation, printing and mailing of the Notice of Annual Meeting and form of proxy and this Proxy Statement. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Corporation and its subsidiaries, without additional compensation, may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Corporation will reimburse such persons for their expenses in so doing.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and will be voted in accordance with the directions, if any, given in the proxy. If no directions are given, the proxy will be voted FOR the election of all the persons named herein as nominees for director of the Corporation. A proxy is revocable at any time prior to being voted by written notice to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by voting in person at the meeting. The mere presence at the meeting of a person appointing a proxy does not revoke the appointment.

     The Corporation had outstanding on September 20, 1995, the record date for the meeting, 1,141,802 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the meeting. Pursuant to the Corporation's by-laws, when a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the meeting is required for the election of directors. Abstentions and broker non-votes, if any, will be included for purposes of determining a quorum, and will have the same effect as a vote to withhold authority in the election of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of September 20, 1995, the stockholdings of the only stockholders of the Corporation owning of record or known by the Corporation to own beneficially more than 5% of the Corporation's Common Stock:

                                                             AMOUNT AND NATURE
                                                          OF BENEFICIAL OWNERSHIP
                                                      -------------------------------
                                                      SOLE VOTING       SHARED VOTING
                                                          AND                AND          PERCENTAGE OF
                NAME AND ADDRESS OF                   INVESTMENT         INVESTMENT        OUTSTANDING
                  BENEFICIAL OWNER                       POWER              POWER            SHARES
----------------------------------------------------  -----------       -------------     -------------
Jay B. Langner......................................    124,880(a)(b)           --            10.8%(a)
111 Great Neck Road
Great Neck, New York 11021
Richard D. Segal....................................     33,922             97,650(c)         11.5%
707 Westchester Avenue
White Plains, New York 10604
GAMCO Investors, Inc./
  Gabelli Funds, Inc./
  Mario J. Gabelli/
  Spinnaker Industries,
     Incorporated(d)................................    393,600(e)(f)           --            34.5%(f)
One Corporate Center
Rye, New York 10580
Dimensional Fund Advisors Inc.(g)...................     69,400                 --             6.1%
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401
Revocable Living Trust of Milton H. Dresner.........     69,000                 --             6.0%
28777 Northwestern Highway
Suite 100
Southfield, Michigan 48034
Froley, Revy Investment Co., Inc....................        (h)                 --              (h)
10900 Wilshire Boulevard
Los Angeles, California 90024

---------------
(a) Includes 10,000 shares issuable upon the exercise of presently exercisable options (see "Options"). The percentage of outstanding shares has been calculated as though such options had been exercised.

(b) In addition to shares of Common Stock, Mr. Langner owns $366,000 principal amount of 7% Convertible Subordinated Debentures Due 2011 of the Corporation ("Debentures"), which are convertible into 11,175 shares of the Corporation's Common Stock, or 1.0% of the shares that would be outstanding assuming no Debentures held by any other party were converted.

(c) Consists of (i) 37,000 shares owned by a partnership of which Mr. Segal is the managing partner, (ii) 36,650 shares owned by a partnership of which Mr. Segal is a co-trustee of certain of the partners thereof, (iii) 14,400 shares owned by members of Mr. Segal's family, as to which he is one of two attorneys in fact, and (iv) 9,600 shares owned by a trust of which he is a co-trustee. In addition, the partnership referred to in clause (ii) above owns $60,000 principal amount of Debentures, which are convertible into 1,832 shares of the Corporation's Common Stock, or .2% of the shares that would be outstanding assuming no Debentures held by any other party were converted. Mr. Segal disclaims beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, of all shares discussed in this footnote.

(d) The holdings listed are as set forth in the amendment to the Schedule 13D filed jointly by GAMCO Investors, Inc. ("GAMCO")/Gabelli Funds, Inc./Mario
    J. Gabelli/Spinnaker Industries, Incorporated ("Spinnaker") dated May 19, 1995.

(e) Voting power is shared as to 95,000 of these shares.

(f) In addition to shares of Common Stock, GAMCO, Mario J. Gabelli and Spinnaker each hold Debentures as to which each has sole voting and investment power, and Gabelli Funds, Inc. holds Debentures as to which it has shared voting and sole investment power. Such Debentures are convertible into a total of 218,198 shares of the Corporation's Common Stock. If all such Debentures were to be converted, GAMCO/Gabelli Funds, Inc./Mario J. Gabelli/Spinnaker would hold a total of 611,798 shares of the Corporation's Common Stock, or 45.0% of the shares that would be outstanding assuming no Debentures held by any other party were converted.

(g) The holdings listed are as of December 31, 1994 as set forth in the amendment to the Schedule 13G of Dimensional Fund Advisors Inc. ("Dimensional") dated January 31, 1995. Dimensional has advised the Corporation that it is a registered investment advisor and that all of such shares of the Corporation's Common Stock are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(h) As set forth in the amendment to the Schedule 13G of Froley, Revy Investment Co., Inc. dated March 6, 1995, that company holds $3,264,000 principal amount of Debentures, which are convertible into 99,664 shares of the Corporation's Common Stock, or 8.0% of the shares that would be outstanding assuming no Debentures held by any other party were converted.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The by-laws of the Corporation provide for a Board of Directors of not less than three directors, as may be fixed by resolution of the Board of Directors or stockholders. The Board of Directors, by resolution, has fixed the number of directors at six. All present directors of the Corporation have been nominated for re-election. It is the intention of the persons named in the enclosed proxy, unless otherwise instructed, to vote shares covered by valid proxies in favor of the election to the Board of Directors of the six persons named in the following table. Each director will be elected to serve until the next Annual Meeting of Stockholders and until his successor is elected and shall duly qualify. If any nominee at the time of election is unavailable to serve, it is intended that the persons named in the proxy, or their substitutes, will vote for an alternative nominee who will be designated by the Board. However, the Board has no reason to anticipate that any of the designated nominees will not be candidates.

NOMINEES FOR DIRECTOR

                                         POSITION WITH THE CORPORATION,         YEAR FIRST
                                        IF ANY, PRINCIPAL OCCUPATION AND         BECAME A
               NAME                        OTHER BUSINESS AFFILIATIONS           DIRECTOR      AGE
-----------------------------------  ---------------------------------------    ----------     ---
Milton H. Dresner..................  Developer, builder and private investor       1989        69
                                     for more than the past five years.
Jay B. Langner.....................  Chairman of the Board of Directors            1961        65
                                     since 1977. President and Chief
                                     Executive Officer of the Corporation
                                     since 1989, and President from 1961
                                     through 1979.
Edward J. Rosenthal................  Executive Vice President of Cramer            1976        61
                                     Rosenthal McGlynn, Inc., investment
                                     managers. Director of Astro
                                     Communications Corp. and Glenayre
                                     Technologies Inc.
Hans H. Sammer.....................  Consultant. Retired Director,                 1978        61
                                     Investment Banking Group of Prudential
                                     Securities Incorporated.
Richard D. Segal...................  Chairman and Chief Executive Officer of       1981        41
                                     Seavest Inc., a private investment
                                     company. Director of Penn Traffic Co.
Stanley S. Shuman..................  A Managing Director and Executive Vice        1985        60
                                     President of Allen & Company
                                     Incorporated, investment bankers.
                                     Director of Bayou Steel Corporation,
                                     News Corporation Limited and Tower Air,
                                     Inc.

     The Board of Directors held six meetings during the fiscal year ended June 30, 1995.

     The Board has established four standing committees to assist it in the discharge of its responsibilities, as follows:

     The Executive Committee is authorized, during the intervals between Board meetings, to exercise, to the extent permitted by law, all of the powers of the Board in the management of the affairs of the Corporation. The Executive Committee, which consists of Messrs. Langner, Sammer and Segal, met twice during fiscal 1995.

     The Audit Committee consists of Messrs. Dresner, Rosenthal and Sammer, none of whom is an employee of the Corporation. Its primary responsibilities are to oversee the Corporation's system of internal accounting controls and the financial reporting process, review the internal audit function, recommend the appointment of the Corporation's independent auditors, and review all audit reports. In this connection, the Audit Committee meets with the Corporation's independent auditors and management to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, and provides general oversight with respect to the accounting principles employed in the Corporation's financial reporting. The Audit Committee met five times during fiscal 1995.

     The Compensation Committee consists of Messrs. Rosenthal, Sammer, Segal and Shuman. Its functions include approval of the compensation of employees of the Corporation whose compensation exceeds a specified amount and determination of individual awards under the Corporation's Executive Incentive Program. See "Compensation Committee Report on Executive Compensation". This Committee met twice during fiscal 1995.

     The Stock Option and Appreciation Rights Committee consists of Messrs. Rosenthal, Sammer, Segal and Shuman. The Committee administers the Corporation's Stock Option and Stock Appreciation Rights Plans. This Committee did not meet during fiscal 1995.

     The Corporation does not have a Nominating Committee.

     The Board establishes such other committees as it determines may be needed to assist it in the discharge of its responsibilities.

     During fiscal 1995, all directors attended at least 75% of the aggregate number of meetings of the Board and committees of which they were members.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation receive no additional compensation for service on the Board of Directors or any committees thereof. Members of the Board who are not employees of the Corporation receive an annual fee of $20,000, with the exception of Mr. Sammer, who is Chairman of the Audit, Compensation and Stock Option and Appreciation Rights Committees and receives an annual fee of $24,000, and Mr. Shuman, who receives an annual fee of $30,000. Directors do not receive any amounts in addition to the foregoing for service on committees of the Board. Directors are entitled to be reimbursed for reasonable expenses incurred by them in connection with their service on the Board or any committee thereof.

OWNERSHIP OF EQUITY SECURITIES

     The following table sets forth information regarding the shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of September 20, 1995, by the directors of the Corporation, the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation, and all directors and executive officers as a group. Except as otherwise indicated in the notes to the table, the persons listed below have sole voting and investment power with respect to such shares.

                                                                                     PERCENTAGE OF
                                                                 SHARES OF            OUTSTANDING
                             NAME                               COMMON STOCK            SHARES
--------------------------------------------------------------  ------------         -------------
Milton H. Dresner.............................................      69,000(1)              6.0%
Jay B. Langner................................................     124,880(2)(3)          10.8%
Edward J. Rosenthal...........................................       7,200(4)               .6%
Hans H. Sammer................................................       1,000                  .1%
Richard D. Segal..............................................     131,572(5)             11.5%
Stanley S. Shuman.............................................          --                  --
Paul R. Pollack...............................................      20,140(2)              1.7%
Michael Rubin.................................................      18,430(2)              1.6%
Raymond J. Rieder.............................................      17,400(2)              1.5%
Fernando DiBenedetto..........................................       8,010(2)               .7%
Directors and executive officers as a group (12 persons)......     409,832(2)             33.4%

---------------
(1) These shares are held by a revocable living trust established by Mr. Dresner of which he is also the trustee.

(2) Includes shares issuable upon the exercise of the stock options and stock appreciation rights ("SAR's") held by such individual(s), all of which are presently exercisable, as follows: Mr. Langner 10,000; Mr. Pollack 18,200; Mr. Rubin 18,200; Mr. Rieder 17,400; Mr. DiBenedetto 8,000; and all directors and executive officers as a group 84,000. The percentage of outstanding shares (i) for each individual has been calculated as though only such options and SAR's held by the individual had been exercised, and
    (ii) for the group has been calculated as though all such options and SAR's had been exercised.

(3) Mr. Langner also owns $366,000 principal amount of the Corporation's 7% Convertible Subordinated Debentures Due 2011 ("Debentures"). See "Principal Stockholders".

(4) Consists of 4,200 shares owned by a partnership of which Mr. Rosenthal is a partner and 3,000 shares owned by a corporation controlled by Mr. Rosenthal. Mr. Rosenthal has shared voting and investment power with respect to all such shares.

(5) Includes 97,650 shares as to which Mr. Segal disclaims beneficial ownership. In addition, Mr. Segal is a co-trustee of certain of the partners of a partnership which owns $60,000 principal amount of Debentures as to which Mr. Segal also disclaims beneficial ownership. See "Principal Stockholders".

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the Corporation's last three fiscal years, the compensation of the persons who were at June 30, 1995 the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL COMPENSATION
                                                   FISCAL YEAR
                    NAME AND                          ENDED      -------------------      ALL OTHER
               PRINCIPAL POSITION                    JUNE 30      SALARY    BONUS(1)   COMPENSATION(2)
-------------------------------------------------  -----------   --------   --------   ---------------
Jay B. Langner...................................      1995      $450,000   $     --       $30,000
  Chairman, President and                              1994       350,000         --        30,000
  Chief Executive Officer                              1993       350,000         --        22,501
Paul R. Pollack..................................      1995       218,000    180,000        17,823
  Executive Vice President                             1994       210,000    200,000        19,894
  and Chief Operating Officer                          1993       210,000         --        10,881
Michael Rubin....................................      1995       218,000    180,000        12,644
  Executive Vice President, Treasurer                  1994       210,000    200,000        14,145
  and Chief Financial Officer                          1993       210,000         --         8,080
Raymond J. Rieder................................      1995       183,500    140,000        10,392
  Senior Vice President and                            1994       178,500    150,000         9,893
  Chief Marketing Officer                              1993       178,500         --         5,867
Fernando DiBenedetto (3).........................      1995       152,500    120,000        10,408
  Senior Vice President -- Operations

---------------
(1) Represents awards under the Corporation's Executive Incentive Program that was adopted in December 1993. See "Compensation Committee Report on Executive Compensation".

(2) All amounts shown in this column were contributed by the Corporation and allocated to the accounts of the persons named in the table pursuant to the Corporation's 401(k) Profit Sharing Plan.

(3) Mr. DiBenedetto became an executive officer in July 1994. The table sets forth his compensation for the Corporation's full 1995 fiscal year.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and therefore no grants of stock options or stock appreciation rights ("SAR's") were made during the fiscal year ended June 30, 1995.

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SAR's during the fiscal year ended June 30, 1995, and unexercised options and SAR's held as of June 30, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                       NUMBER OF               UNEXERCISED
                                                                      UNEXERCISED             IN-THE-MONEY
                            SHARES ACQUIRED                         OPTIONS/SAR'S AT        OPTIONS/SAR'S AT
           NAME               ON EXERCISE       VALUE REALIZED     FISCAL YEAR-END(1)     FISCAL YEAR-END(1)(2)
--------------------------  ---------------     --------------     ------------------     ---------------------
Jay B. Langner............        --                  --                 10,000                  $55,850
Paul R. Pollack...........        --                  --                 18,200                   69,780
Michael Rubin.............        --                  --                 18,200                   69,780
Raymond J. Rieder.........        --                  --                 17,400                   66,758
Fernando DiBenedetto......        --                  --                  8,000                   28,143

---------------
(1) All options and SAR's held by the named individuals were exercisable at June 30, 1995.

(2) Value is based on the closing market price of the Corporation's Common Stock on June 29, 1995, which was the last day on which shares of such Common Stock traded on the American Stock Exchange in the fiscal year ended June 30, 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of employees of the Corporation whose compensation exceeds a specified level, including all executive officers of the Corporation. The Compensation Committee is comprised of four directors, none of whom is an employee of the Corporation. The members of the Compensation Committee also constitute the full membership of the Stock Option and Appreciation Rights Committee of the Board of Directors. As discussed below, no stock options or stock appreciation rights were available to be awarded during the fiscal year ended June 30, 1995 and, accordingly, this report is submitted solely by the Compensation Committee.

     The goal of the Compensation Committee is to maintain executive compensation at levels which enable the Corporation to attract and retain highly qualified executives.

     Prior to December 1993 when the Compensation Committee adopted the Executive Incentive Program discussed below, the annual cash compensation of executive officers (including Jay B. Langner, the Corporation's Chief Executive Officer) consisted exclusively of base salary. The sole exception was one executive officer employed by the Corporation's Canadian subsidiary who continues to receive an annual bonus (the "Canadian Officer").

     Each of the executive officers (including Mr. Langner) is party to an employment agreement with the Corporation which permits, but does not require, increases to base salary, and increases to base salary are considered annually by the Compensation Committee. The Compensation Committee reviews with Mr. Langner any proposed salary increases for executive officers other than Mr. Langner. Salary increases, if any, are generally effective at the start of the Corporation's fiscal year.

     Factors considered by the Compensation Committee in reviewing and approving the base salary of executive officers (including Mr. Langner) are typically subjective. The Compensation Committee generally takes into account the executive's overall performance and contributions to the Corporation, as well as industry specific and overall economic climates and the profitability of the Corporation (without reference to any specific performance-related targets), with no particular weight given to any of such factors. In considering increases to the base salary of executive officers other than Mr. Langner and the Canadian Officer for the fiscal year ending June 30, 1996 and the fiscal year ended June 30, 1995, the Compensation Committee also took into account the existence of the Executive Incentive Program (in which Mr. Langner and the Canadian Officer do not participate).

     The Compensation Committee does not examine the compensation levels at any "peer" group of companies in the Corporation's industry group. The Compensation Committee believes that no such peer group can be identified since almost all U.S. aviation services companies are either privately owned or are subsidiaries of much larger corporations having substantial operations in other lines of business. Thus, neither compensation data of executive officers overseeing the aviation services operations of those companies, nor the performance data with respect to such operations, is available to the Compensation Committee.

     In setting compensation levels during the past several years, the Compensation Committee has been particularly mindful of the financial weakness of the aviation industry, the principal industry to which the Corporation provides services. The Compensation Committee also has taken into account the financial performance of the Corporation. As a result, salary increases for the fiscal year ended June 30, 1993 for executive officers other than Mr. Langner (whose compensation is discussed below) were designed generally to take into account the increase in the cost of living, and no increases were granted for the fiscal year ended June 30, 1994.

     Shortly prior to the start of the fiscal year ended June 30, 1994, the Corporation retained an independent compensation consultant to assist the Compensation Committee in reviewing the Corporation's compensation policies with respect to its officers and in identifying measures of performance to be used in setting their compensation levels. As a result of this review, the Compensation Committee, in December 1993, adopted the Executive Incentive Program.

     The purpose of the Executive Incentive Program is to relate a portion of executive compensation to corporate performance and thereby motivate executives to increase the Corporation's profitability. Eight officers of the Corporation are eligible to participate in the Executive Incentive Program, including all executive officers named in the Summary Compensation Table except Mr. Langner.

     Under the Executive Incentive Program, a bonus pool is established for each fiscal year in an amount equal to the excess, if any, of earnings before interest and taxes of the Corporation's aviation services business over a specified threshold of return on the Corporation's investment in such business (the "Bonus Base") multiplied by 15%. The maximum bonus pool for any fiscal year is $1,000,000. If the Corporation, on a consolidated basis, is not profitable for a particular fiscal year, the Board of Directors has the discretion not to pay any bonuses under the Executive Incentive Program and, instead, to carry over the Bonus Base to the next fiscal year. If the Bonus Base for any particular fiscal year is negative, such negative amount must be recouped before there is a bonus pool in a subsequent fiscal year. In the fiscal year ended June 30, 1995 the Corporation had the third highest earnings in its history, and the bonus pool was $935,000.

     Individual awards under the Executive Incentive Program are determined subjectively by the Compensation Committee, generally taking into account the executive's overall performance and contributions to the Corporation.

     The Compensation Committee has granted no salary increases for the fiscal year ending June 30, 1996 for the executive officers named in the Summary Compensation Table, including Mr. Langner.

     Mr. Langner's base salary was the same in the fiscal year ended June 30, 1994 as it was in the previous two fiscal years. In determining Mr. Langner's base salary for the fiscal year ending June 30, 1995, the Compensation Committee took note of this fact as well as of the Corporation's record earnings and earnings per share in the prior year, and approved an increase in salary from $350,000 to $450,000. As noted above, Mr. Langner does not participate in the Executive Incentive Program.

     The Corporation's Stock Option and Stock Appreciation Rights Plans expired in 1991, and thus no awards could be made from such plans during the fiscal year ended June 30, 1995. Outstanding stock options and stock appreciation rights held by the executive officers named in the Summary Compensation Table are set forth in the table that precedes this report.

                                          Submitted by the Compensation
                                          Committee

                                               Edward J. Rosenthal
                                               Hans H. Sammer
                                               Richard D. Segal
                                               Stanley S. Shuman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Stanley S. Shuman, a director of the Corporation and a member of the Compensation Committee, is a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen & Company"), which has rendered and continues to render various investment banking services to the Corporation. In September 1995, the Corporation and Allen & Company reinstated a previous agreement between them which had expired in January 1994 pursuant to which the Corporation engaged Allen & Company to render certain investment banking services. The term of the agreement, as reinstated, extends until March 31, 1997.

     During the fiscal year ended June 30, 1995, Michael Rubin, an executive officer of the Corporation, and another individual were indebted to the joint venture between the Corporation and Oxford First Corporation for mortgage financing in connection with the earlier purchase by such individuals of a parcel in the Kohala Ranch land development project of the joint venture in Hawaii. The mortgage loan called for interest at the rate of 8% per annum, and repayment based on a thirty year amortization schedule with a "balloon" payment of the full remaining balance due at the end of seven years. The maturity date of this loan was subsequently extended at the same interest rate. The principal balance of such mortgage loan outstanding at June 30, 1995 and July 1, 1994, respectively was $116,443 and $118,360. During August 1995, Mr. Rubin paid the full remaining principal balance of such loan.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below are a line graph and table comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of (i) the American Stock Exchange Index ("AMEX Index") and (ii) the Media General Financial Services Index for Aircraft Manufacturers and Services (the "Media General Group Index") for the five years commencing June 30, 1990 and ended June 30, 1995. The graph and table assume that $100 was invested on June 30, 1990, at the closing price, in each of the Corporation's Common Stock, the AMEX Index and the Media General Group Index, and that all subsequent dividends were reinvested. This data was furnished by Media General Financial Services.


                                    [GRAPH]

                                                                     Media
      Measurement Period           Hudson           AMEX          General Group
    (Fiscal Year Covered)          General          Index            Index
1990                                100.00          100.00          100.00
1991                                118.66           99.35           82.20
1992                                 76.87          109.24           82.67
1993                                 70.15          119.44           86.88
1994                                 91.79          115.29          105.30
1995                                125.00          138.73          138.92

     The Media General Group Index includes the Corporation, another company engaged in aviation services and twenty other companies which are primarily engaged in the manufacture and/or maintenance of aircraft, aircraft parts, instruments and engine components.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     The Corporation has an employment agreement with Mr. Langner (the "Employment Agreement"), which expires on January 31, 1998. Mr. Langner's annual base salary, effective July 1, 1994, is $450,000, and the Employment Agreement provides that such base amount may not be reduced except under certain limited circumstances. If Mr. Langner's employment is terminated for any reason except death, disability or Cause (as defined in the Employment Agreement), or if he terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Langner will receive severance pay in installments at the same rate as his salary in effect upon his termination for three years. If termination is due to Mr. Langner's death, severance payments will be made for twelve months. Unless Mr. Langner is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If Mr. Langner is terminated and obtains other employment, his severance pay is subject to mitigation after nine months of the severance payment period. In the event of a change in control of the Corporation (as defined in the Employment Agreement) which occurs after termination of Mr. Langner's employment by the Corporation other than for Cause or disability, or by Mr. Langner for Good Reason, and prior to January 31, 1998, Mr. Langner is entitled to receive certain additional amounts under certain circumstances. If while Mr. Langner is employed there is a change in control of the Corporation, the Employment Agreement shall terminate, and all rights and obligations of the Corporation and Mr. Langner with respect to his employment shall be governed by the terms of his Severance Agreement with the Corporation, which is described below.

     The Corporation has employment agreements (the "Contracts") with Messrs. Pollack, Rubin, Rieder and DiBenedetto which currently extend until December 31, 1997 and are subject to extension for additional two year periods unless on or before the September 30th preceding any then-existing expiration date, the Corporation notifies the executive that it elects not to so extend the term. The Contracts provide that the executives shall receive an annual base salary of not less than their respective salary levels in effect on the date of the Contracts. If the term of the executive's Contract is not extended, or if the executive's employment is terminated for any reason except death, disability or Cause (as defined in the Contracts), or if the executive terminates his employment for Good Reason (as defined in the Contracts), the executive will receive severance pay in installments at the same rate as his salary in effect upon his termination for the greater of eighteen months (twelve months in the case of Mr. DiBenedetto) or the period to the expiration of his Contract. If termination is due to the executive's death, severance payments will be made for three months. Unless the executive is terminated for Cause, he is also entitled to continue to participate during the period in which he receives severance payments in all employee benefit plans for which he was eligible, or to be provided with substantially similar benefits. If the executive is terminated and obtains other employment, his severance pay is subject to mitigation after nine months (six months in the case of Mr. DiBenedetto). In the event of a change in control of the Corporation (as defined in the Contracts) after termination of the executive's employment and prior to the expiration of the Contract, the executive is entitled to receive certain additional amounts under certain circumstances. If while the executive is employed there is a change in control of the Corporation, his Contract shall terminate, and all rights and obligations of the Corporation and the executive with respect to the executive's employment shall be governed by the terms of his Severance Agreement with the Corporation described below.

     In conjunction with the 1992 termination of the Corporation's defined benefit retirement plan and amendment of the Corporation's existing Profit Sharing Plan (which was renamed the "401(k) Profit Sharing Plan"), the Board of Directors approved amendments to the Employment Agreement and Contracts providing the executives with the additional benefits to which they would have been entitled under those plans had such termination and amendment not occurred.

     The Corporation has severance agreements (the "Severance Agreements") with Messrs. Langner, Pollack, Rubin, Rieder and DiBenedetto pursuant to which payments will be made to such persons under certain circumstances following a change in control of the Corporation.

     The Severance Agreements provide for a lump sum payment by the Corporation to each such executive in the event the executive's employment with the Corporation is terminated other than for death, retirement, disability or Cause (as defined in the Severance Agreements), or the executive terminates his employment for Good Reason (as defined in the Severance Agreements), following a "change in control" of the Corporation (as defined in the Severance Agreements).

     Under the Severance Agreements, upon a termination for which a severance payment is required, an amount will be paid to the executive equal to a specified multiple of the executive's average Compensation for the five years prior to termination. "Compensation" is defined to include salary, bonuses and payments (with certain exceptions) received from the Corporation during a calendar year or payable with respect to such calendar year but deferred to a later period.

     Upon a termination for which a severance payment is required, the Severance Agreements also provide for: (i) furnishing the executive for a period of twenty-four months (thirty-six months in the case of Mr. Langner) with life, disability, accident and health insurance benefits substantially similar to those provided prior to termination (with such benefits permitted to be reduced to the extent comparable benefits are actually received by the executive during this period); (ii) a cash payment equal to the excess of the market value on the date of termination over the option price, multiplied by the number of shares of stock covered by options granted under the Corporation's Incentive Stock Option Plan; (iii) a cash payment equal to the excess of the higher of market value on the date of termination or the highest price paid in connection with the change in control over the option price, multiplied by the number of shares covered by any stock option granted under all other stock option plans; (iv) a cash payment equal to the difference between the market value (as defined in any stock appreciation rights plan of the Corporation) and the higher of market value on the date of termination or the highest price paid in connection with the change in control, multiplied by the number of stock appreciation rights held by the executive pursuant to any stock appreciation rights plan of the Corporation; and
(v) a payment equal to the present value of the additional retirement benefit which would have been earned under the Corporation's pension plan or successor plan thereto if employment had continued for a period of twenty-four months (thirty-six months in the case of Mr. Langner) following the date of termination. Except in the case of Mr. Langner, any payment or benefit received or to be received by the executive in connection with a change in control or the termination of employment will be reduced to the extent that such payment, together with any other compensation provided by the Corporation, would not be deductible by the Corporation, or by any other person making such payment or providing such benefit, pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). With respect to Mr. Langner, under certain circumstances the Corporation is obligated to pay him an additional amount to compensate him for the impact of the excise tax imposed by Section 4999 of the Code.

     Based upon the provisions of the Severance Agreements, if the executive officers having Severance Agreements were to be terminated during the fiscal year ending June 30, 1996 following a change in control of the Corporation, the maximum severance payments by the Corporation to them would be approximately $1,155,000 to Mr. Langner, $852,000 to each of Messrs. Pollack and Rubin, $706,000 to Mr. Rieder, and $385,000 to Mr. DiBenedetto. Such amounts do not include any potential cash payments in respect of stock options and stock appreciation rights in the event of a change of control, as described in clauses
(ii), (iii) and (iv) of the preceding paragraph.

                                    AUDITORS

     The auditors of the Corporation's financial statements for the fiscal year ended June 30, 1995 were KPMG Peat Marwick LLP. No change in this designation is presently contemplated for the fiscal year ending June 30, 1996. KPMG Peat Marwick LLP has no financial interest in the Corporation, except in the capacity of independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, at which time they will be available to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

                                    GENERAL

ANNUAL REPORT

     The Annual Report for the fiscal year ended June 30, 1995 is being mailed herewith to all stockholders.

NOTICE REQUIREMENTS

     The Corporation's by-laws require that there be furnished to the Corporation written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal of business (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and in the case of an Annual Meeting be received by the Corporation not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

     In addition to the foregoing, in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to the Annual Meeting of Stockholders of the Corporation to be held in 1996, proposals by stockholders intended to be presented at such Annual Meeting must be received by the Corporation at the address on Page 2 hereof no later than June 8, 1996.

OTHER MATTERS

     The Board does not know of any matters to come before the meeting except those set forth in the Notice of Annual Meeting, but in the event that other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented thereby in accordance with their best judgment on the matter.

                                          By Order of the Board of Directors,

                                          NOAH E. ROCKOWITZ
                                          Vice President and Secretary

October 6, 1995

                        PLEASE SIGN, DATE AND RETURN THE
                                 ENCLOSED PROXY

                                      LOGO

                           HUDSON GENERAL CORPORATION
                              111 GREAT NECK ROAD
                           GREAT NECK, NEW YORK 11021

--------------------------------------------------------------------------------

                                      PROXY
                            HUDSON GENERAL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned stockholder of HUDSON GENERAL CORPORATION, a Delaware corporation, hereby appoints JAY B. LANGNER and MICHAEL RUBIN, and each of them, attorneys, agents and proxies, with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation, to be held at the offices of the Corporation, 111 Great Neck Road, Great Neck, New York, on November 17, 1995 at 9:30 A.M. and at all adjournments thereof, hereby revoking any proxy heretofore given. Said proxies are directed to vote as set forth on the reverse side hereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

           THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES.
                     (Continued and to be dated and signed on reverse side)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


        (Continued from other side)


          /X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

          1. ELECTION OF DIRECTORS:
             NOMINEES: Milton H. Dresner, Jay B. Langner, Edward J. Rosenthal,
                       Hans H. Sammer, Richard D. Segal, Stanley S. Shuman

              / / FOR all nominees          / / WITHHELD from all nominees


             / / FOR, EXCEPT VOTE WITHHELD from the following nominees:



           PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEARS HEREON. IF SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN OTHER REPRESENTATIVE CAPACITY, SIGN NAME AND INDICATE TITLE.

           RECEIPT IS ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT, AND THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JUNE 30, 1995.

                                                 / / MARK HERE FOR ADDRESS
                                                     CHANGE AND NOTE AT
                                                     LEFT

                                                 SIGNATURE:       DATE:


                                                 --------------------------

                                                 SIGNATURE:       DATE:


                                                 --------------------------

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